UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549



                                      SCHEDULE 13G
                                     (Rule 13d-102)


                 INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                        UNDER THE SECURITIES EXCHANGE ACT OF 1934





                                  3DX Technologies Inc.
                                    (Name of Issuer)


                         Common Stock, par value $.01 per share
                             (Title of Class of Securities)


                                        88554G109
                                     (CUSIP Number)

                                 ----------------------


---------------------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      SCHEDULE 13G

CUSIP NO. 88554G109


1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Citi Growth Fund L.P.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) /  /
                                                                       (B) /  /

3           SEC USE ONLY

4           CITIZENSHIP OR PLACE OF ORGANIZATION

                  Cayman Islands


NUMBER OF        5     SOLE VOTING POWER                                 727,477
SHARES
BENEFICIALLY     6     SHARED VOTING POWER                               - 0 -
OWNED BY
EACH             7     SOLE DISPOSITIVE POWER                            727,477
REPORTING
PERSON WITH      8     SHARED DISPOSITIVE POWER                          - 0 -

9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON
                 727,477

10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                                                                           /  /
                 (9) EXCLUDES CERTAIN SHARES*

11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 10.0%

12               TYPE OF REPORTING PERSON*

                       PN

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      SCHEDULE 13G

CUSIP NO. 88554G109


1                NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                       Atlantic Partners, L.P.

2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (A) /  /
                                                                       (B) /  /

3                SEC USE ONLY

4                CITIZENSHIP OR PLACE OF ORGANIZATION
                 Cayman Islands


NUMBER OF        5     SOLE VOTING POWER                                 727,477
SHARES
BENEFICIALLY     6     SHARED VOTING POWER                                - 0 -
OWNED BY
EACH             7     SOLE DISPOSITIVE POWER                            727,477
REPORTING
PERSON WITH      8     SHARED DISPOSITIVE POWER                           - 0 -

9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON
                 727,477

10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                                                                           /  /
                 (9)EXCLUDES CERTAIN SHARES*

11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 10.0%

12               TYPE OF REPORTING PERSON*

                       PN

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      SCHEDULE 13G

CUSIP NO. 88554G109


1                NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                       Jon W. Bayless, Inc.

2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (A) /  /
                                                                       (B) /  /

3                SEC USE ONLY

4                CITIZENSHIP OR PLACE OF ORGANIZATION
                 Texas


NUMBER OF        5     SOLE VOTING POWER                                 727,477
SHARES
BENEFICIALLY     6     SHARED VOTING POWER                                - 0 -
OWNED BY
EACH             7     SOLE DISPOSITIVE POWER                            727,477
REPORTING
PERSON WITH      8     SHARED DISPOSITIVE POWER                           - 0 -

9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON
                 727,477

10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                                                                           /  /
                 (9) EXCLUDES CERTAIN SHARES*

11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 10.0%

12               TYPE OF REPORTING PERSON*

                       CO

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      SCHEDULE 13G

CUSIP NO. 88554G109


1                NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                       Jon W. Bayless

2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (A) /  /
                                                                       (B) /  /

3                SEC USE ONLY

4                CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States of America


NUMBER OF        5     SOLE VOTING POWER                                 770,573
SHARES
BENEFICIALLY     6     SHARED VOTING POWER                                - 0 -
OWNED BY
EACH             7     SOLE DISPOSITIVE POWER                            770,573
REPORTING
PERSON WITH      8     SHARED DISPOSITIVE POWER                           - 0 -

9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON
                 770,573

10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                                                                           /  /
                 (9) EXCLUDES CERTAIN SHARES*

11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 10.6%

12               TYPE OF REPORTING PERSON*

                       IN

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      SCHEDULE 13G

CUSIP NO. 88554G109

ITEM 1     (A)   NAME OF ISSUER

                 3DX Technologies Inc.

           (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                 12012 Wickchester, Suite 250
                 Houston, Texas  77079

ITEM 2     (A)   NAMES OF PERSONS FILING

                 This Schedule 13G is filed by the following persons: (1) Citi Growth Fund, L.P ("Citi Growth"), (ii) Atlantic Partners L.P. ("Atlantic Partners"), (iii) Jon W. Bayless, Inc. ("Bayless Inc.") and (iv) Jon W. Bayless ("Bayless").
                 Bayless is the sole stockholder of Bayless Inc. which is the sole general partner of Atlantic Partners. Atlantic Partners is the sole general partner of Citi Growth.

           (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE

                 The address of the principal business office of each of Citi Growth, Atlantic Partners and Bayless Inc. is c/o Sycamore Partners, 989 Lenox Drive, Lawrenceville, New Jersey 08648. The address of the principal business office of Bayless is Two
                 Galleria Tower, 13455, Noel Road, Suite 1670, Dallas, Texas 75240.

           (C)   CITIZENSHIP

                 Citi Growth is a Cayman Islands limited partnership, Atlantic Partners is a Cayman Island limited partnership. Bayless Inc. is a Delaware corporation. Bayless is a citizen of the United States.

           (D)   TITLE OF CLASS OF SECURITIES

                 This Schedule 13G relates to shares of Common Stock, par value $.01 per share (the "Common Stock") of the Issuer.

           (E)   CUSIP NUMBER

                 88554G109

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                                  SCHEDULE 13G

CUSIP No. 88554G109


           (a) / /  Broker or dealer  registered under Section 15 of the Act,
           (b)/ /   Bank as defined in Section  3(a)(6) of the Act,
           (c) / /  Insurance Company as defined in Section 3(a)(19)
                      of the Act,
           (d) /  / Investment Company registered under Section 8 of
                      the Investment Company Act,
           (e) /  / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
           (f) / /  Employee  Benefit Plan,  Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                      13d-1(b)(1)(ii)(F),
           (g) /  /  Parent Holding Company, in accordance with Rule
                      13d-1(b)(ii)(G); see Item 7,
           (h) /  /  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

           This statement is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).

ITEM 4     OWNERSHIP

           (A)   AMOUNT BENEFICIALLY OWNED

                 (i) Each of Citi Growth, Atlantic Partners and Bayless Inc.
                     beneficially owns 727,477 shares of Issuer's Common Stock.

                 (ii) Bayless beneficially owns 770,573 shares of Issuer's
                      Common Stock.

           (B)   PERCENT OF CLASS1

                 (i) Each of Citi Growth, Atlantic Partners and Bayless Inc. --
                     10.0%

--------
1 According to most recent available filing with the Securities and Exchange Commission in which such number is required to be indicated and after giving effect to (i) the issuance of 375,000 shares of Issuer's Common Stock in connection with an over-allotment option which was exercised in full on January 17, 1997 and (ii) the utilization of a cashless exercise provision in connection with the exercise by the filing person of certain warrants for shares of the Issuer's capital stock.

                                  SCHEDULE 13G

CUSIP No. 88554G109


                 (ii) Bayless -- 10.6%

           (C) (I) NUMBER OF SHARES AS TO WHICH EACH OF CITI GROWTH, ATLANTIC PARTNERS AND BAYLESS INC. HAS:

                 (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  727,477 shares

                 (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  -0-

                 (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                                                727,477 shares

                  (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                                                   -0-


           (C)(2)NUMBER OF SHARES AS TO WHICH BAYLESS HAS:

                  (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  770,573 shares

                  (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  None

                 (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                                                 770,573 shares

                 (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                                                     None

ITEM 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 Not applicable.

ITEM 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not applicable.

ITEM 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not applicable.

ITEM 9     NOTICE OF DISSOLUTION OF GROUP

                                  SCHEDULE 13G


CUSIP No. 8854G109


                 Not applicable.

ITEM 10    CERTIFICATION

                 Not applicable.



SIGNATURE

After  reasonable   inquiry  and  to  the  best  knowledge  and  belief  of  the undersigned,  the  undersigned  certify that the  information  set forth in this
Schedule 13G is true, complete and correct.

                             CITI GROWTH FUND, L.P.

                             By: CIBC BANK AND TRUST COMPANY
                                (CAYMAN LIMITED)
                             As Agent for Atlantic Partners, LP.,
                             Its general partner



Dated: February 14, 1997     By:s/s M.F.B. Gillooly
                                ----------------------------------------------
                                Name:  M.F.B. Gilloly
                                Title: Deputy Managing Director Trust Division


Dated:  February 14, 1997    By:s/s Richard McMillan
                                ----------------------------------------------
                                 Name:  Richard McMillan
                                 Title: Senior Trust Officer


                             ATLANTIC PARTNERS, LP.

                             By:   JON W. BAYLESS, INC.
                                   Its General Partner


Dated:  February 14, 1997    By: /s/ Jon W. Bayless
                                ----------------------------------------------
                                 Name:    Jon W. Bayless
                                 Title:   President

                                  SCHEDULE 13G


CUSIP No. 88554G109
                              JON W. BAYLESS, INC.


Dated:  February 14, 1997     By: /s/ Jon W. Bayless
                                 _____________________________________
                                 Name:     Jon W. Bayless
                                 Title:    President



Dated:  February 14, 1997          /s/ Jon W. Bayless
                                  ____________________________________
                                   Jon W. Bayless

                                      EXHIBIT INDEX

           EXHIBIT

1.         Joint Filing Agreement

                                        EXHIBIT 1

                      THIS DOCUMENT HAS BEEN SIGNED IN COUNTERPART

                                 JOINT FILING AGREEMENT


           In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock of 3DX Technologies Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof each of the undersigned, being duly authorized, hereby execute this Agreement on the date set forth opposite its or his name.


                             CITI GROWTH FUND, L.P.

                             By: CIBC BANK AND TRUST COMPANY
                                (CAYMAN LIMITED)
                             As Agent for Atlantic Partners, LP.,
                             Its general partner


Dated: February 14, 1997     By:s/s M.F.B. Gillooly
                                ----------------------------------------------
                                Name:  M.F.B. Gilloly
                                Title: Deputy Managing Director Trust Division


Dated:  February 14, 1997    By:s/s Richard McMillan
                                ----------------------------------------------
                                 Name:  Richard McMillan
                                 Title: Senior Trust Officer


                             ATLANTIC PARTNERS, LP.

                             By:   JON W. BAYLESS, INC.
                                   Its General Partner


Dated:  February 14, 1997    By: /s/ Jon W. Bayless
                                ----------------------------------------------
                                 Name:    Jon W. Bayless
                                 Title:   President

                              JON W. BAYLESS, INC.


Dated:  February 14, 1997    By: /s/ Jon W. Bayless
                                 ---------------------------------------------
                                 Name:     Jon W. Bayless
                                 Title:    President



Dated:  February 14, 1997         /s/ Jon W. Bayless
                                  --------------------------------------------
                                  Jon W. Bayless